Exhibit 99.1

Cohen & Steers, Inc. 280 Park Avenue New York, NY 10017-1216 212 832 3232 Contact: Paul Zettl Senior Vice President Head of Global Marketing 212 446 9189

Cohen & Steers Appoints Dasha Smith to Board of Directors

New York, November 7, 2019—Cohen & Steers, Inc. (NYSE: CNS), a leading real assets specialty manager, is pleased to announce the appointment of Dasha Smith to its Board of Directors. Reflecting the firm’s commitment to strong corporate governance principles and high standards for a robust and independent Board, Ms. Smith’s appointment expands its Board of Directors to nine and increases the number of independent directors to six. Ms. Smith has also been appointed as a member of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Ms. Smith is the Executive Vice President, Global Chief Human Resources Officer for Sony Music Entertainment. In this role, Ms. Smith is a member of the global leadership team, responsible for global human resources and corporate responsibility strategies and operations. She plays a key role in developing Sony Music’s culture and future-forward strategies.

Robert Steers, Chief Executive Officer of Cohen & Steers, commented:

“We believe Dasha will be a valuable asset to the firm and our shareholders, providing insightful guidance toward the execution of the company’s vision, values and strategy.”

“Her considerable experience in human capital management, as well as her legal, marketing and operations experience, will be invaluable as we expand our global footprint.”

Martin Cohen, Chairman of the Board, commented:

“On behalf of the Board of Directors, we are pleased to welcome Dasha and look forward to her unique perspectives. Her depth and broad range of business experience will make a strong addition to the Board.”

Prior to joining Sony Music, Ms. Smith served as the Managing Director, Office of the Chairman and Global Chief Human Resources Officer for GCM Grosvenor, a leading global alternative investment firm. At GCM Grosvenor, Ms. Smith was a member of the executive management committee, where she managed the human resources, marketing, investor relations, administration, facilities & operations, diversity and corporate & social responsibility functions.

SOURCE: Cohen & Steers

CONTACT: Paul Zettl, Senior Vice President

Head of Global Marketing

212 446 9189

Website: https://www.cohenandsteers.com

Symbol: CNS (NYSE)

About Cohen & Steers. Cohen & Steers is a global investment manager specializing in liquid real assets, including real estate securities, listed infrastructure and natural resource equities, as well as preferred securities and other income solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Hong Kong and Tokyo.

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